UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Kohlberg Capital Corporation

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KOHLBERG CAPITAL CORPORATION

295 Madison Avenue, 6th Floor

New York, New York 10017

April 24, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Kohlberg Capital Corporation to be held on Friday, June 8, 2007 at 10:00 a.m., Eastern Time, at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York 10036.

Details regarding the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

It is important that your shares be represented at the annual meeting. If you are unable to attend the meeting in person, I urge you to complete, date and sign the enclosed proxy card and promptly return it in the envelope provided. Your vote is important.

Sincerely yours,

/s/ Dayl W. Pearson
Dayl W. Pearson
President and Chief Executive Officer

Kohlberg Capital Corporation

Annual Meeting of Shareholders

New York, New York

Friday, June 8

Meeting begins at 10:00 a.m. • Doors open at 9:30 a.m.

Offices of Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Principal executive offices of Kohlberg Capital Corporation:

295 Madison Avenue, 6th Floor, New York, New York 10017

(212) 455-8300

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Kohlberg Capital Corporation:

Notice is hereby given that the 2007 Annual Meeting of Shareholders of Kohlberg Capital Corporation (“we” or the “Company”) will be held at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York 10036 on June 8, 2007 at 10:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

1.	To elect two directors, each for a term of three years;

2.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accountant of the Company for the current year; and

3.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on April 19, 2007 are entitled to notice of and to vote at the 2007 Annual Meeting of Shareholders and any adjournments or postponements thereof.

By order of the Board of Directors,

Michael I. Wirth
Secretary

April 24, 2007

YOUR VOTE IS IMPORTANT

We are offering registered shareholders the opportunity to vote their shares electronically through the Internet or by telephone. Please see the Proxy Statement and the enclosed Proxy for details about electronic voting. You are urged to date, sign and promptly return the enclosed Proxy, or to vote electronically through the Internet or by telephone, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. Voting your shares by the enclosed Proxy, or electronically, does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting, and Kohlberg Capital requests that you indicate your plans in this respect in the space provided on the enclosed form of Proxy or as prompted if you vote electronically.

Kohlberg Capital Corporation

Notice of 2007 Annual Meeting of Shareholders,

Proxy Statement and Other Information

i

Control Persons and Principal Stockholders	24

Compensation Committee Interlocks and Insider Participation	26

Transactions with Related Persons	26

Item 2: Ratification of Independent Registered Public Accounting Firm	27

Other Matters	27

ii

KOHLBERG CAPITAL CORPORATION

295 Madison Avenue, 6th Floor

New York, New York

(212) 455-8300

PROXY STATEMENT

The enclosed Proxy, for use at the 2007 Annual Meeting of Shareholders (the “Meeting”) to be held at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York on Friday, June 8, 2007 and any adjournments or postponements thereof, is being solicited on behalf of the Board of Directors (the “Board”) of the Company. A shareholder may also choose to vote electronically by accessing the Internet site stated on the form of Proxy or by using the toll-free telephone number stated on the form of Proxy. Without affecting any vote previously taken, the Proxy may be revoked by the shareholder by giving notice of revocation to Kohlberg Capital in writing, by accessing the Internet site stated on the form of Proxy, by using the toll-free telephone number stated on the form of Proxy or in open meeting. A shareholder may also change his or her vote by executing and returning to the Company a later-dated Proxy, by submitting a later-dated electronic vote through the Internet site stated on the form of Proxy, by using the toll-free telephone number stated on the form of Proxy or by voting at the open meeting. All properly executed Proxies received by the Board and all properly authenticated electronic votes recorded through the Internet or by telephone will be voted as directed by the shareholder. All properly executed Proxies received by the Board that do not specify how shares should be voted will be voted “FOR” the election as directors of the nominees listed below under “ELECTION OF DIRECTORS” and “FOR” the ratification of the selection of Deloitte & Touche LLP as the independent registered public accountant of the Company for the current year.

Kohlberg Capital will bear the expense of the solicitation of proxies for the Meeting. Solicitation of Proxies may be made by mail, personal interview or telephone by officers, directors and other employees of the Company and by employees of the Company’s transfer agent, American Stock Transfer & Trust Company (“AST”). The Company expects to pay AST a fee of $15,000 for AST’s assistance in the solicitation of proxies. The Company will also reimburse AST and the Company’s banks, brokers, and other custodians, nominees and fiduciaries for their reasonable costs in the preparation and mailing of proxy materials to shareholders.

The Internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders that vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the shareholder.

This Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders and proxy card, and the enclosed 2006 annual report, which includes the Annual Report on Form 10-K for the year ended December 31, 2006, were first mailed to shareholders on or about April 27, 2007. As used in this Proxy Statement, the terms “Company” or “Kohlberg Capital” refer to Kohlberg Capital Corporation.

VOTING SECURITIES

Voting Rights

The record date for the determination of shareholders entitled to notice of and to vote at the 2007 Annual Meeting of Shareholders was the close of business on April 19, 2007 (the “Record Date”). On the Record Date, there were 17,963,525 shares of common stock, par value $0.01 per share, the Company’s only voting securities, outstanding and entitled to cast an aggregate of 17,963,525 votes on all matters subject to a vote at the Meeting. Each share of common stock is entitled to one vote. Under the Company’s bylaws, the holders of a majority of the shares of common stock outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of common stock represented in person or by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present.

Vote Required for Election of Directors

The affirmative vote of the holders of a plurality of votes cast by the shareholders entitled to vote at the Meeting is required for the election of directors. Shares that abstain from voting as to a particular matter and shares held in “street name” by brokers or nominees that indicate on their Proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, nor will they be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will not be included in vote totals and will not affect the outcome of the voting on the election of directors.

Vote Required for Ratification of Independent Registered Public Accounting Firm

The affirmative vote of the holders of a majority of the common shares represented at the meeting in person or by proxy is necessary to ratify the selection of the Company’s independent registered public accountant for the current year. Under applicable law and the Company’s bylaws, abstentions are counted as present; the effect of an abstention is the same as a “no” vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratification.

ITEM 1:	ELECTION OF DIRECTORS

Kohlberg Capital has a classified Board currently consisting of two directors with terms expiring in 2007 (Class I), three directors with terms expiring in 2008 (Class II) and two directors with terms expiring in 2009 (Class III). At each Annual Meeting of Shareholders, directors in one class are elected for a full term of three years to succeed those directors whose terms are expiring. This year, the two Class I director nominees will stand for election to a three-year term expiring at the 2010 Annual Meeting of Shareholders. The persons named in the enclosed Proxy will vote to elect C. Turney Stevens and Gary Cademartori as directors unless the Proxy is marked otherwise. Each of the nominees has indicated their willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of common stock represented by Proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his term as a director.

Set forth below are the name, age and principal occupation of each nominee for election as a Class I director and of each continuing member of the Board. Information with respect to their business experience, other publicly-held companies on which they serve as a director and the number of shares of Kohlberg Capital’s common stock beneficially owned by each of them appears later in this Proxy Statement. Each of the following directors and executive officers began his term in 2006.

Nominees for Election for Terms Expiring in 2010 (Class I Directors)

Name	Age	Position
Independent Directors (1)
C. Turney Stevens	56	Director
Gary Cademartori	65	Director

(1)	In this Proxy Statement, the term “Independent Directors” refers to directors who are not “interested persons” of the Company within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”).

THE BOARD RECOMMENDS THAT THE

SHAREHOLDERS VOTE FOR THE ABOVE NOMINEES

Continuing Directors

The following directors will continue to serve after the Meeting:

Directors with Terms Expiring in 2008 (Class II Directors)

Name	Age	Position
Independent Directors
Albert G. Pastino	65	Director
C. Michael Jacobi	65	Director

Non-Independent Directors
Samuel P. Frieder (1)	42	Director and Vice-President

(1)	Mr. Frieder is not an Independent Director because he is an officer of the Company.

Directors with Terms Expiring in 2009 (Class III Directors)

Name	Age	Position
Non-Independent Directors
Christopher Lacovara (1)	42	Chairman and Vice President; Vice President of Katonah Debt Advisors, L.L.C. (“Katonah Debt Advisors”)
James A. Kohlberg (1)	49	Vice Chairman and Vice President

(1)	Messrs. Lacovara and Kohlberg are not Independent Directors because they are officers of the Company.

Executive Officers (expected to continue in office through 2007)

Name	Age	Position
Dayl W. Pearson	52	President and Chief Executive Officer
R. Jon Corless	55	Chief Investment Officer
Michael I. Wirth	48	Chief Financial Officer, Chief Compliance Officer, Treasurer and Secretary
E.A. Kratzman III	55	Vice President; President of Katonah Debt Advisors
John M. Stack	61	Vice President; Managing Director of Katonah Debt Advisors

DIRECTOR AND EXECUTIVE OFFICER BACKGROUND INFORMATION

The following is a summary of certain biographical information concerning the Company's directors and executive officers:

Independent Directors

C. Turney Stevens

Mr. Stevens has served on Kohlberg Capital’s Board since December 2006 and serves on the Valuation Committee and the Compensation Committee of the Board. Mr. Stevens is also a Founder and the Chairman and Chief Executive Officer of Harpeth Companies, LLC, a diversified financial services company that is the parent company of Harpeth Capital, LLC and Harpeth Consulting, LLC. Prior to founding Harpeth in 1999, Mr. Stevens was a founder and Chairman of Printing Arts America, Inc. From 1986 to 1994, Mr. Stevens served in various capacities at Rodgers Capital Corporation, a middle market investment banking firm focused on mergers and acquisitions and private institutional equity transactions, including as President. In 1973, Mr. Stevens founded PlusMedia, Inc., a magazine publishing company that he later sold to a public company in 1982. Mr. Stevens began his career at Tennessee Securities, a Nashville investment banking firm, which was one of the region’s leaders in helping to capitalize early-stage and growth-stage companies. Mr. Stevens graduated from David Lipscomb University in 1972 and received an Executive M.B.A. degree from the Owen Graduate School of Management at Vanderbilt University in 1981. He serves on various boards of directors of both for-profit and not-for-profit organizations.

Albert G. Pastino

Mr. Pastino has served on Kohlberg Capital’s Board since December 2006 and is the Chair of the Audit Committee of the Board. Mr. Pastino is also the Senior Managing Director at Amper Investment Banking (“AIB”), a NASD member investment bank focusing on private transactions for middle market companies. He founded AIB in 2004. AIB focuses on capital formation, mergers and acquisitions and strategic advisory assignments. After leaving an affiliate of Kohlberg & Co., L.L.C. (“Kohlberg & Co.”) in June 1997, Mr. Pastino worked as an investor, Chief Financial Officer and Chief Operating Officer at a variety of companies and was involved in all aspects of financial and general management, reporting and fundraising for a variety of companies, including Aptegrity, Inc., Bolt, Inc., AmTec, Inc. and Square Earth, Inc. Mr. Pastino is a member of the Board of Trustees and Executive Committee of Saint Joseph’s University.

C. Michael Jacobi

Mr. Jacobi has served on Kohlberg Capital’s Board since December 2006 and serves on the Audit Committee of the Board. Mr. Jacobi is also the owner and President of Stable House, LLC, a company that is engaged in business consulting and real estate development. From 2001 to 2005, Mr. Jacobi served as the President, Chief Executive Officer and member of the board of directors of Katy Industries, Inc., a portfolio company of investment funds affiliated with Kohlberg & Co., which is involved in the manufacture and distribution of electrical and maintenance products. Mr. Jacobi was the President and Chief Executive Officer of Timex Corporation from 1993 to 1999, and he was a member of the board of directors of Timex Corporation from 1992 to 2000. Prior to 1993, he served Timex Corporation in senior positions in marketing, sales, finance and manufacturing. Mr. Jacobi received a B.S. from the University of Connecticut, and he is a Certified Public Accountant. Mr. Jacobi is currently a member of the board of directors of Webster Financial Corporation, Corrections Corporation of America and Sturm Ruger & Co. He serves as the audit committee chairman of the board of directors of Webster Financial Corporation and Corrections Corporation of America.

Gary Cademartori

Mr. Cademartori has served on Kohlberg Capital’s Board since December 2006, is the Chairman of the Compensation Committee of the Board and serves on the Audit Committee of the Board. Mr. Cademartori is also a partner in Wall Street Technology Group, LLC, a company engaged in financial and technology consulting, mentoring and interim management to create more value for companies involved in business change. Previously, Mr. Cademartori was a financial consultant for less than one year in 1998 and, from 1999 to 2005, a partner in Tatum CFO Partners, LLP, serving as the interim Chief Financial Officer and rendering financial consulting services for middle market Securities and Exchange Commission (“SEC”) reporting and privately-held companies. From 1995 to 1998, Mr. Cademartori served in the capacity of Chief Financial Officer for Schrader-Bridgeport International, Inc. Between 1981 and 1995, Mr. Cademartori served as the Chief Financial Officer of Charter Power Systems, Inc., Athlone Industries, Inc., Formica Corporation, and Butler International, Inc., all of which were mid-sized companies listed on the New York Stock Exchange. Prior to 1981, Mr. Cademartori was an audit partner in Touche Ross & Co., an international accounting firm. Mr. Cademartori received his M.B.A. degree in Finance and International Business from Seton Hall University, and he is a certified public accountant. He serves on the Small Business Advisory Committee of the Financial Accounting Standards Board, and on the board of directors of Marotta Controls, Inc.

Non-Independent Directors

Christopher Lacovara

Mr. Lacovara has served on Kohlberg Capital’s Board since December 2006 and is also the Chairman of the Board, the Chairman of the Valuation Committee of the Board and a Vice President of the Company. Mr. Lacovara joined Kohlberg & Co. in 1988 and was named Principal in 1995 and co-managing partner in 2006. During his tenure at Kohlberg & Co., Mr. Lacovara has been responsible for investing more than $500 million in more than 25 leveraged buyouts and add-on acquisitions. From 1987 to 1988, he was an Associate in the Mergers and Acquisitions Department at Lazard Freres & Company. Prior to that he was a Financial Analyst in the Corporate Finance Department of Goldman, Sachs & Co. Mr. Lacovara received a A.B. in History from Harvard College, a B.E. in Engineering Sciences from Hofstra University and a Master of Science in Civil Engineering from Columbia University. Mr. Lacovara serves on the board of directors of a number of private companies as well as the Management Committee of Katonah Debt Advisors. Mr. Lacovara also serves on the board of directors of Katy Industries, Inc. and Stanadyne Corp.

James A. Kohlberg

Mr. Kohlberg has served on Kohlberg Capital’s Board since December 2006 and is also the Vice Chairman of the Board and a Vice President of the Company. Mr. Kohlberg is also a co-founder and Chairman of Kohlberg & Co.

Mr. Kohlberg has over 22 years experience in the buyout profession, and from 1984 to 1987 was with KKR. Prior to joining KKR he was employed by Merrill Lynch & Co. Mr. Kohlberg received a B.A. from Golden Gate University and an M.B.A. from New York University. Mr. Kohlberg serves on the board of directors of numerous private companies. Mr. Kohlberg also serves on the board of directors of EcoAmerica, ClearEdge Power, Inc. and Essential Entertainment.

Samuel P. Frieder

Mr. Frieder has served on Kohlberg Capital’s Board since December 2006, serves on the Valuation Committee of the Board and is a Vice President of the Company. Mr. Frieder joined Kohlberg & Co. in 1989 and became a Principal in 1995 and co-managing partner in 2006. From 1988 to 1989 he was a senior associate in the Capital Funding Group at Security Pacific Business Credit. Prior to that, he was a senior real estate analyst at Manufacturers Hanover Trust Company. Mr. Frieder received an A.B. from Harvard College. Mr. Frieder serves on the board of directors of a number of private companies as well as on the Management Committee of Katonah Debt Advisors. Mr. Frieder also serves on the board of directors of Katy Industries, Inc. and Stanadyne Corp.

Executive Officers

Dayl W. Pearson, President and Chief Executive Officer

Mr. Pearson has more than 25 years of banking experience and has focused primarily on middle market credit intensive transactions, completing over $5 billion of financings over the past 15 years. From 1997 to 2006, he was a Managing Director at CIBC in the Leveraged Finance and Sponsor Coverage Group specializing in middle market debt transactions. Mr. Pearson was responsible for originating and executing more than $3 billion of transactions including senior loans, high-yield securities, mezzanine investments and equity co-investments. Prior to joining CIBC, Mr. Pearson was instrumental in developing the middle market leveraged finance business of IBJ Schroder from 1992 through 1997. In 1995, he became responsible for the entire $500 million leveraged finance portfolio and was involved in approving all new senior and mezzanine commitments. Previously, he was a senior lending officer in First Fidelity Bank’s middle market lending group primarily focused on restructurings, and prior to that Mr. Pearson invested in distressed securities. Mr. Pearson began his career at Chase Manhattan Bank after receiving a B.A. from Claremont Men’s College and an M.B.A. from the University of Chicago.

Michael I. Wirth, Chief Financial Officer, Chief Compliance Officer, Secretary and Treasurer

Mr. Wirth has over 24 years of experience in the financial services sector and has managed over $2 billion in real estate debt and equity securities and advised or structured over $14 billion in structured real estate debt. Prior to joining the Company, from 2003 to 2006, Mr. Wirth was a co-founder, Chief Financial Officer and Executive Vice President of New York Mortgage Trust, a mortgage REIT that completed its initial public offering in 2004. Mr. Wirth served from 2002 to 2003 as Chief Financial Officer of Newcastle Investment Corp., a mortgage REIT. Mr. Wirth also served as a Senior Vice President of Fortress Investment Group, the external advisor of Newcastle, from 2002 to 2003. From 2000 to 2002, Mr. Wirth served as the Senior Vice President and Chief Financial Officer of Charter Municipal Mortgage Acceptance Company (now known as CharterMac), a multi-family residential finance company, American Mortgage Acceptance Company, a mortgage REIT, and Aegis Realty Inc., a retail property REIT. Mr. Wirth also served as a Senior Vice President of Related Capital Company, which externally managed each of the foregoing companies from 2000 to 2002. From 1997 to 2000, Mr. Wirth served as a Vice President at CGA Investment Management, a monoline insurer of structured debt and an investor in real estate and asset-backed securities. From 1983 to 1997, Mr. Wirth was a senior manager with Deloitte & Touche LLP and specialized in transaction, valuation and consulting services to the real estate and financial services industries. Mr. Wirth received a B.B.A. from Georgia State University and is a member of the American Institute of Certified Public Accountants.

R. Jon Corless, Chief Investment Officer

Mr. Corless joined Kohlberg Capital and Katonah Debt Advisors, Kohlberg Capital’s wholly-owned portfolio company, in 2006 as part of their middle market team. Mr. Corless has over 30 years of experience in high-yield and leveraged credits. Prior to joining the Company, Mr. Corless was a Credit Risk Manager for Trimaran Debt Advisors, a CDO manager. Prior to joining Trimaran Debt Advisors, Mr. Corless spent 15 years as a Senior Credit Risk Manager for CIBC with risk management responsibility for media and telecommunications, high-yield, middle market, and mezzanine loan portfolios. Before joining CIBC, Mr. Corless worked at Bank of America NA in Corporate Finance and at Bankers Trust Company. Mr. Corless received a B.A. from Wesleyan University.

E.A. Kratzman, Vice President; President of Katonah Debt Advisors

Mr. Kratzman has primary responsibility for the overall management and direction of the business activities of Katonah Debt Advisors, Kohlberg Capital’s wholly-owned portfolio company, since May 2005, and also serves as a Vice President of Kohlberg Capital. Mr. Kratzman oversees portfolio management, trading, structuring, analytics and operations at Katonah Debt Advisors and serves as chairman of the Company’s Investment Committee. Mr. Kratzman has previously been at Rabobank International in New York where he was the Head of CLO Management. Prior to that he was employed at First Union’s Institutional Debt Management Group (“IDM”), where as Head of Portfolio Management and one of three co-founders, he was responsible for the development and execution of portfolio investment strategies as well as the management of portfolio management personnel. Mr. Kratzman has over nine years of experience in CDOs/CLOs across 17 funds totaling in excess of $5 billion. Prior to IDM, Mr. Kratzman was with Societe Generale, New York where he had, among other responsibilities, the senior credit signature for all real estate and leveraged finance transactions. Prior to joining Societe Generale in 1997, Mr. Kratzman was co-Head of the Asset Recovery Group at Deutsche Bank North America in New York. From 1985 to 1996, Mr. Kratzman was employed by Westpac Banking Corporation, both in New York and London, where he held numerous positions, including founding and managing its Southeast Corporate Banking Group and Real Estate Finance Group, and managing the Workout Division of Westpac Banking Corporation. From 1993 to 1996, Mr. Kratzman was Senior Vice President and Chief Credit Officer for the Americas Division. Mr. Kratzman has over 30 years of leveraged finance experience, including extensive workout experience and has successfully completed the Citibank Credit Training Program. He holds a B.A. from Hobart College and an M.B.A. in finance from Rutgers University, and is a graduate of the Executive Management Program at J.L. Kellogg Graduate School of Management.

John M. Stack, Vice President; Managing Director of Katonah Debt Advisors

Mr. Stack has over 30 years of banking experience focusing on credit and is responsible for the oversight of the investment analysts and processes of Katonah Debt Advisors, Kohlberg Capital’s wholly-owned portfolio company, and also serves as a Vice President of Kohlberg Capital. Prior to joining Katonah Debt Advisors in 2005, Mr. Stack was a Managing Director at Societe Generale where he headed the U.S. Leverage Finance Group. This Group provided senior, mezzanine and high-yield financing for leverage buyouts across a broad spectrum of industries. Previously, Mr. Stack had been with the New York office of The First National Bank of Chicago, where at various times he headed the Media Team, the Leverage Finance Team, the regional credit analysis group, and a corporate banking team. Mr. Stack began his banking career with Citibank where he completed credit analysis, corporate banking, secured lending and distressed loan management assignments in New York and Puerto Rico. Mr. Stack is a graduate of Fordham College and did post-graduate business studies at New York University.

CORPORATE GOVERNANCE PRINCIPLES AND DIRECTOR INFORMATION

Kohlberg Capital has a strong commitment to good corporate governance practices. These practices provide a framework within which Kohlberg Capital’s Board and management can pursue the strategic objectives of the Company and ensure its long-term growth for the benefit of shareholders. The Company’s corporate governance principles and practices are reviewed annually by the Board.

The Company does not have a nominating committee. Rather, the Board believes that the nomination procedure can best be effectuated by delegating to a majority of the directors of Kohlberg Capital who are Independent Directors the power to recommend director nominees for selection by the Board, in accordance with the Board’s resolution governing the nomination procedure. In executing this power, the Independent Directors determine the requisite standards or qualifications for Board nominees. In the event that a director position is vacated or created and/or in contemplation of a shareholders’ meeting at which one or more directors are to be elected, the Independent Directors will identify potential candidates to become members of the Board. In identifying potential candidates, the Independent Directors may consider candidates recommended by any of the Independent Directors or by any other source the Independent Directors deem appropriate. The Independent Directors may, but are not required to, retain a third party search firm at the Company's expense to identify potential candidates.

The Independent Directors will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with the Company’s bylaws and other applicable laws, rules or regulations regarding director nominations. When submitting a nomination to the Company for consideration, a shareholder must provide certain information that would be required under applicable SEC rules, including the following minimum information for each director nominee: full name, age, and address; class, series and number of shares of stock of the Company beneficially owned by the nominee, if any; the date such shares were acquired and the investment intent of such acquisition; whether such shareholder believes the individual is an “interested person” of the Company, as defined in the 1940 Act; and all other information required to be disclosed in solicitations of proxies for election of directors in an election contest or that is otherwise required. The Company has not received any recommendations from shareholders requesting consideration of a candidate for inclusion among the Independent Directors’ slate of nominees in this Proxy Statement.

In considering and evaluating candidates, the Independent Directors may take into account a wide variety of factors, including (but not limited to):

•	availability and commitment of a candidate to attend meetings and to perform his or her responsibilities on the Board;

•	relevant business and related industry experience;

•	educational background;

•	financial expertise;

•	experience with corporate governance matters;

•	an assessment of the candidate’s ability, judgment and expertise;

•	overall diversity of the composition of the Board;

•	the percentage of the Board represented by Independent Directors and whether a candidate would qualify as an Independent Director; and

•	such other factors as the Independent Directors deem appropriate.

The Independent Directors identify nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new perspectives. If any member of the Board does not wish to continue in service, if the Independent Directors or the Board decide not to nominate a member for re-election or if the Independent Directors recommend to expand the size of the Board, the Independent Directors identify the desired skills and experience of a new nominee in light of the criteria set forth above. Current Independent Directors and members of the Board provide suggestions as to individuals meeting the criteria considered by the Independent Directors. Consultants may also be engaged to assist in identifying qualified individuals.

The Board has affirmatively determined that the following directors are Independent Directors:

Gary Cademartori

C. Michael Jacobi

Albert G. Pastino

C. Turney Stevens

In fiscal year 2006, the Board of the Company met two times and both meetings were attended by the full Board. It is the Company’s policy that Board members are encouraged, but not required, to attend the Company’s Annual Meetings of Shareholders. The Company did not hold a 2006 Annual Meeting of Shareholders as the Company became public in December 2006.

Valuation Committee

The Board has established a Valuation Committee. The Valuation Committee is composed of Messrs. Lacovara, Frieder and Stevens. Mr. Lacovara serves as Chairman of the Valuation Committee. The Valuation Committee is responsible for reviewing and recommending to the full Board the fair value of debt and equity securities for which market quotations are not readily available. The Valuation Committee may utilize the services of an independent valuation firm in arriving at fair value of these securities. The Valuation Committee Charter, as approved by the Board, can be found in the Corporate Governance section of the Company’s website at www.kohlbergcap.com. The Valuation

Committee did not meet during fiscal year 2006. Subsequent to year-end, the Valuation Committee met to review and recommend to the full Board, and the full Board approved, the fair values established for the investment portfolio as of December 31, 2006.

Compensation Committee

The Board has established a Compensation Committee. The Compensation Committee is composed of Messrs. Cademartori and Stevens. As determined by the Board, each of the members of the Compensation Committee is an Independent Director and satisfies the independence requirements of the Nasdaq Global Market listing standards. Mr. Cademartori serves as Chairman of the Compensation Committee. The Compensation Committee determines compensation for Kohlberg Capital's executive officers, in addition to administering the Company's 2006 Equity Incentive Plan (the “Plan”). The Compensation Committee Charter, as approved by the Board, can be found in the Corporate Governance section of the Company’s website at www.kohlbergcap.com.

The Compensation Committee’s functions include examining the levels and methods of compensation employed by the Company with respect to the Chief Executive Officer and non-CEO officers, making recommendations to the Board with respect to non-CEO officer compensation, reviewing and approving the compensation package of the Chief Executive Officer, making recommendations to the Board with respect to incentive compensation plans and equity-based plans, reviewing management succession plans, making administrative and compensation decisions under equity compensation plans approved by the Board and making recommendations to the Board with respect to grants thereunder, administering one or more cash bonus plans, subject to shareholder approval, that will qualify compensation paid thereunder as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and implementing and administering such plans.

The Compensation Committee did not meet during fiscal year 2006.

Audit Committee

The Board has established an Audit Committee. The Audit Committee is composed of Messrs. Pastino, Cademartori and Jacobi. As determined by the Board, each of the members of the Audit Committee is an Independent Director and satisfies the audit committee independence requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Nasdaq Global Market listing standards. Mr. Pastino serves as Chairman of the Audit Committee. The Audit Committee’s functions include providing assistance to the Board in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accountant, the Company’s system of internal controls, the internal audit function, the Company’s code of ethics, retaining and, if appropriate, terminating the independent registered public accountant and approving audit and non-audit services to be performed by the independent registered public accountant. The Audit Committee Charter, as approved by the Board, can be found in the Corporate Governance section of the Company’s website at www.kohlbergcap.com.

The Board has determined that all the members of the Audit Committee—Messrs. Pastino, Jacobi and Cademartori:

•	are independent, as independence for audit committee members is defined in Rule 10A-3(b)(1) under the Exchange Act and Rule 4200(a)(15) of the Nasdaq Global Market listing standards;

•	meet the requirements of Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended, and the Exchange Act and are audit committee financial experts; and

•	possess the requisite financial sophistication required under the Nasdaq Global Market listing standards.

The Audit Committee has adopted a policy under which, to the extent required by law, all auditing services and all permitted non-audit services to be rendered by the Company’s independent registered public accountant are pre-approved.

In fiscal year 2006, the Audit Committee held one meeting.

Audit Committee Report

The Audit Committee of the Board (the “Audit Committee”) operates under a written charter adopted by the Board effective as of December 11, 2006. The charter can be found in the Corporate Governance section of the Company’s website at www.kohlbergcap.com. The Audit Committee is currently composed of Messrs. Pastino, Jacobi and Cademartori.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accountant is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm.

Pre-Approval Policy

The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The policy requires that the Audit Committee pre-approve the audit and non-audit services performed by the independent registered public accountant in order to assure that the provision of such service does not impair the accountant’s independence.

Any requests for audit, audit-related, tax and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee.

Review with Management

The Audit Committee has reviewed the audited financial statements and met and held discussions with management regarding the audited financial statements. Management has represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Review and Discussion with Independent Registered Public Accounting Firm

The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended, and the standards of the Public Company Accounting Oversight Board. The Audit Committee received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and has discussed with the firm their independence. The Audit Committee has also considered the compatibility of non-audit services with the firm’s independence.

During 2007, the Audit Committee met with members of senior management and the independent registered public accounting firm to review the certifications provided by the Chief Executive Officer and Chief Accounting Officer under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the rules and regulations of the SEC and the overall certification process. At these meetings, Company officers reviewed each of the Sarbanes-Oxley certification requirements concerning internal control over financial reporting and any fraud, whether or not material, involving management or other employees with a significant role in internal control over financial reporting.

Conclusion

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the audited financial statements, the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. The Audit Committee also recommended the selection of Deloitte & Touche LLP to serve as the independent registered public accounting firm for the year ending December 31, 2007.

Respectfully Submitted,

The Audit Committee
Albert G. Pastino (Chair)
C. Michael Jacobi
Gary Cademartori

Code of Ethics

The Company has adopted a code of ethics that applies to its directors and officers. The code of ethics can be found on the Corporate Governance section of the Company’s website at www.kohlbergcap.com. The Company will report any amendments to or waivers of a required provision of the code of ethics on its website.

E XECUTIVE COMPENSATION

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the fiscal 2006 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Respectfully submitted,

Compensation Committee
Gary Cademartori (Chair)
C. Turney Stevens

Compensation Discussion and Analysis

Overview

Determination of Executive Compensation Pre-IPO

Executive compensation arrangements entered into prior to the Company’s restructuring and completion of its initial public offering were negotiated with the respective executives, and were based on compensation for executives with comparable responsibilities at other similar lending or asset-management businesses. Mr. Lacovara, who currently serves as the Chairman of the Board and had the primary responsibility for the formation and oversight of Katonah Debt Advisors, the Company’s wholly-owned portfolio company, prior to the Company’s acquisition of Katonah Debt Advisors, played a key role in setting up the pre-IPO executive compensation structure.

The employment agreements with Company executives were approved by the Board of Managers of Kohlberg Capital, LLC, the Company’s predecessor, and separately by the independent managers of Kohlberg Capital, LLC. Following the conversion of Kohlberg Capital, LLC into the Company, the Board ratified all of the acts of the Board of Managers of Kohlberg Capital, LLC, established a Compensation Committee and vested the Compensation Committee with power over compensation matters, as further described in this section and above under “Corporate Governance Principles and Director Information—Compensation Committee.”

Unless otherwise indicated, the discussion and analysis below relates to compensation of executive officers of both the Company and Katonah Debt Advisors.

Primary Objectives

The primary objectives of the Compensation Committee of the Board with respect to executive compensation are to attract, retain and motivate the best possible executive talent. The focus is to tie short- and long-term cash and equity incentives to achievement of measurable corporate and individual performance objectives and to align executives' incentives with stockholder value creation. To achieve these objectives, the Compensation Committee maintains compensation plans that tie a substantial portion of executives’ overall compensation to the Company’s operational performance. The structure of the executives’ base and incentive compensation is designed to encourage and reward the following:

•	sourcing and pursuing attractively priced investment opportunities;

•	participating in comprehensive due diligence with respect to the Company’s investments;

•	ensuring the most effective allocation of capital; and

•	working efficiently and developing relationships with other professionals.

Benchmarking of Compensation

Management develops the Company’s compensation plans by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the middle market lending industry. The Company believes that the practices of this group of companies provide the Company with appropriate compensation benchmarks because these companies have similar organizational structures and tend to compete with the Company for executives and other employees. For benchmarking executive compensation, the Company typically reviews the compensation data the Company has collected from the complete group of companies, as well as a subset of the data from those companies that have a similar number of employees as the Company.

Pay-for-Performance Philosophy

Based on management's analyses and recommendations, the Compensation Committee has approved a pay-for-performance compensation philosophy, which is intended to bring base salaries and total executive compensation in line with approximately the fiftieth percentile of the companies with a similar number of employees represented in the compensation data the Company reviews. The Company works within the framework of this pay-for-performance philosophy to determine each component of an executive's initial compensation package based on numerous factors, including:

•	the individual's particular background and circumstances, including training and prior relevant work experience;

•	the individual's role with the Company and the compensation paid to similar persons in the companies represented in the compensation data that the Company reviews;

•	the demand for individuals with the individual's specific expertise and experience at the time of hire;

•	performance goals and other expectations for the position;

•	comparison to other executives within the Company having similar levels of expertise and experience; and

•	uniqueness of industry skills.

Setting and Assessment of Performance Goals; Role of Chief Executive Officer

The Compensation Committee has also implemented an annual performance management program, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for the Company as a whole and for each individual employee. Annual corporate goals are proposed by management and approved by the Board at the end of each calendar year for the following year. These corporate goals target the achievement of specific strategic, operational and financial milestones. Annual individual goals focus on contributions which facilitate the achievement of the corporate goals and are set during the first quarter of each calendar year. Individual goals are proposed by each employee and approved by his or her direct supervisor. The Chief Executive Officer approves the goals proposed by the Company’s other executive officers. The Chief Executive Officer's goals are approved by the Compensation Committee. Annual salary increases, annual bonuses and annual stock option awards granted to the Company’s employees are tied to the achievement of these corporate and individual performance goals.

The performance goals for the Company’s Chief Executive Officer and other executive management are as follows:

•	achievement of the Company’s dividend objectives (emphasizing both growth and stability);

•	growth of the Company’s investment portfolio;

•	maintenance of the credit quality and financial performance of the Company’s investment portfolio;

•	development of the Company’s human resources; and

•	development of the Company’s financial and information systems.

The performance goals for senior executives of Katonah Debt Advisors are as follows:

•	increase in Katonah Debt Advisors’ assets under management and diversification of such assets;

•	increase in revenue and income distributable by Katonah Debt Advisors to the Company;

•	performance of fund assets managed by Katonah Debt Advisors, particularly with respect to credit quality; and

•	development of Katonah Debt Advisors’ human resources.

The Company believes that the current performance goals are realistic “stretch” goals that should be reasonably attainable by management.

The Company performs an interim assessment of the written goals in the third quarter of each calendar year to determine individual and corporate progress against the previously established goals and to make any adjustments to the goals for the remainder of the year based on changing circumstances.

During the first calendar quarter, the Company evaluates individual and corporate performance against the written goals for the recently completed year. Consistent with the Company’s compensation philosophy, each employee's evaluation begins with a written self-assessment, which is submitted to the employee's supervisor. The supervisor then prepares a written evaluation based on the employee's self-assessment, the supervisor's own evaluation of the employee's performance and input from others within the Company. This process leads to a recommendation for annual employee salary increases, annual stock option awards and bonuses, if any, which is then reviewed and approved by the Compensation Committee. The Company’s executive officers, other than the Chief Executive Officer, submit their self-assessments to the Chief Executive Officer, who performs the individual evaluations and submits recommendations to the Compensation Committee for salary increases, bonuses and stock option awards. In the case of the Chief Executive Officer, his individual performance evaluation is conducted by the Compensation Committee, which determines his compensation changes and awards. For all employees, including the Company’s executive officers, annual base salary increases, annual stock option awards and annual bonuses, to the extent granted, are implemented during the first calendar quarter of the year.

Compensation Components

The Company’s compensation package consists of the following components, each of which the Company deems instrumental in motivating and retaining its executives:

Base Salary

Base salaries for the Company’s executives are established based on the scope of their responsibilities and their prior relevant background, training and experience, taking into account competitive market compensation paid by the companies represented in the compensation data the Company reviews for similar positions and the overall market demand for such executives at the time of hire. As with total executive compensation, the Company believes that executive base salaries should generally target the fiftieth percentile of the range of salaries for executives in similar positions and with similar responsibilities in the companies of similar size to the Company represented in the compensation data the Company reviews. An executive's base salary is also evaluated together with other components of the executive's compensation to ensure that the executive's total compensation is in line with the Company’s overall compensation philosophy.

Base salaries are reviewed annually as part of the Company’s performance management program and increased for merit reasons, based on the executive's success in meeting or exceeding individual performance objectives and an assessment of whether significant corporate goals were achieved. The Company also realigns base salaries with market levels for the same positions in companies of similar size to the Company represented in the compensation data the Company reviews if necessary and if the Company identifies significant market changes in the Company’s data analysis. Additionally, the Company adjusts base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive's role or responsibilities.

Annual Bonus

The Company’s compensation program includes eligibility for an annual performance-based cash bonus in the case of all executives and certain senior, non-executive employees. The amount of the cash bonus depends on the level of achievement of the stated corporate and individual performance goals. As set forth in their employment agreements, Messrs. Pearson and Corless are currently eligible for annual performance-based cash bonuses of up to $450,000, and $250,000, respectively; Mr. Wirth is currently eligible for an annual performance-based cash bonus of no less than $300,000; and Mr. Kratzman and Mr. Stack are currently eligible for annual performance-based cash bonuses from Katonah Debt Advisors of not less than $500,000 and not more than $1,000,000 for Mr. Kratzman and $175,000 for Mr. Stack. The amounts of the annual cash bonuses paid to Messrs. Pearson, Wirth and Corless are determined by the Compensation Committee of the Board. The amount of the annual cash bonuses paid to Mr. Kratzman and Mr. Stack is determined by the Management Committee of Katonah Debt Advisors. In each case, the annual bonus award will be based on the individual performance of each of Messrs. Pearson, Wirth, Corless, Kratzman and Stack and on the performance of the Company against goals established annually by the Board, in the case of Messrs. Pearson, Wirth and Corless, and by the Management Committee of Katonah Debt Advisors, in the case of Mr. Kratzman and Mr. Stack, after consultation with the individual. All bonuses are subject to an annual increase, solely at the discretion of the Board, and in its discretion, the Compensation Committee may award bonus payments to the Company’s executives above or below the amounts specified in their respective employment agreements.

Long-Term Incentives

The Company believes that long-term performance is achieved through an ownership culture that encourages long-term participation by the Company’s executive officers in equity-based awards. The Plan allows the grant to executive officers of stock options, restricted stock and other equity-based awards. The Company typically makes an initial equity award of stock options to certain new senior level employees and annual stock option grants as part of the Company’s overall compensation program. All grants of awards pursuant to the Plan are approved by the Board. The Plan has been designed to allow, but not require, the grant of awards that qualify under an exception to the deduction limit of Section 162(m) of the Code for “performance-based compensation.”

Initial stock option awards. Executives who join the Company are awarded initial stock option grants. These grants have an exercise price equal to the fair market value of the Company’s common stock on the grant date and a vesting schedule as determined by the Board. The amount of the initial stock option award is determined based on the executive's position with the Company and an analysis of the competitive practices of companies similar in size to the Company represented in the compensation data that the Company reviews. The initial stock option awards are intended to provide the executive with an incentive to build value in the organization over an extended period of time. The amount of the initial stock option award is also reviewed in light of the executive's base salary and other compensation to ensure that the executive's total compensation is in line with the Company’s overall compensation philosophy. The grant date for stock option awards for existing employees is the later of the date that the Board approved the option grant or the date that the Company and the employee have reached a mutual understanding as to the amount and terms of such option grant. For prospective employees, the grant date is the date upon which the Company and the employee have reached an agreement regarding the terms of employment and the terms of the options granted by the Board, and the employment has commenced (thus such date is typically the first day of employment). All of the grant dates are approved by the Compensation Committee.

Annual stock option awards. The Company’s practice is to make annual stock option awards as part of the Company’s overall performance management program. The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. The Company intends that the annual aggregate value of these awards be set near competitive median levels for companies represented in the compensation data the Company reviews. As is the case when the amounts of base salary and initial equity awards are determined, a review of all components of the executive's compensation is conducted when determining annual equity awards to ensure that an executive's total compensation conforms to the Company’s overall philosophy and objectives. A pool of options is reserved for executives and other officers based on setting a target grant level for each employee category, with the higher ranked employees being eligible for a higher target grant. The Compensation Committee meets in the fourth quarter of each year to evaluate, review and recommend for the Board’s approval the annual stock option award design, level of award and prospective grant date of such award for each named executive officer and the Chief Executive Officer. For promotions or new hires, the Compensation Committee approves the award in advance of the grant date, and the stock option grant is awarded on the determined date at the Company's closing market price per share. The Company uses a Binary Option Pricing Model (American, call option) valuation model to establish the expected value of all stock option grants.

Other Compensation

The Company and Katonah Debt Advisors maintain broad-based benefits and perquisites that are provided to all employees, including health, life and disability insurance and a 401(k) plan. The Company and Katonah Debt Advisors participate in a defined contribution plan for their executive officers and employees. In particular circumstances, the Company also utilizes cash signing bonuses when certain executives and senior non-executives join the Company. Such cash signing bonuses typically either vest during a period of less than a year or are repayable in full to the Company if the employee recipient voluntarily terminates employment with the Company prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount thereof are determined on a case-by-case basis under the specific hiring circumstances. For example, the Company will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment, to assist with relocation expenses and/or to create an additional incentive for an executive to join the Company in a position where there is high market demand.

Termination-Based Compensation

Severance. If terminated without cause, each of Messrs. Pearson, Wirth, Corless, Kratzman and Stack is entitled to receive his base salary and to have his health insurance premiums paid for the remaining term of his employment agreement, in case of Messrs. Pearson, Wirth, Corless and Kratzman, or for a period of not less than six months, in the case of Mr. Stack. The initial terms of the employment agreements with Messrs. Pearson, Wirth and Corless expire on December 31, 2008 and the initial term of the employment agreement with Mr. Kratzman expires on December 31, 2009. Upon their expiration, the agreements with Messrs. Pearson, Wirth, Corless and Kratzman automatically renew for successive one year periods unless terminated in writing by either party upon thirty days written notice. In determining whether to approve the terms of such severance arrangements, the Board, in the case of Messrs. Pearson, Wirth and Corless, and the Management Committee of Katonah Debt Advisors, in the case of Messrs. Kratzman and Stack, took into account that the employment agreements contain non-competition covenants that would be binding on the executives following their termination.

Acceleration of vesting of equity-based awards. In general, all unvested options held by an employee are forfeited immediately upon that employee’s termination, whether or not for cause. Under the Plan, however, the Board may, if it so chooses, provide in the case of any award for post-termination exercise provisions, including a provision that accelerates all or a portion of any award, but in no event may any award be exercised after its expiration date.

Actions Taken After Year-End

In connection with the grant of stock options to the Company’s employees in the first quarter of fiscal 2007, the Compensation Committee approved, and recommended for approval by the Board, an award of stock options to Mr. Stack. This award consists of options to purchase 50,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the grant date, with a ten-year exercise period, ratable, annual vesting over four years and other terms consistent with past grants of stock options to the Company’s officers.

Conclusion

The compensation policies of the Company and Katonah Debt Advisors are designed to motivate and retain their respective senior executive officers and to ultimately reward them for outstanding individual and corporate performance.

Summary Compensation Table

The following table shows the compensation paid or accrued during the fiscal year ended December 31, 2006 to the Company’s President and Chief Executive Officer, the Company’s Chief Financial Officer and the Company’s three most highly compensated executive officers other than its President, Chief Executive Officer and Chief Financial Officer.

Name and Principal Position	Year (1)	Salary ($)(2)		Bonus ($) (3)		Option awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Dayl W. Pearson President and Chief Executive Officer	2006	252,308	(6)	500,000		3,750	29,171	785,229

Michael I. Wirth Chief Financial Officer, Chief Compliance Officer, Treasurer and Secretary	2006	46,700	(7)	150,000		2,250	—	198,950

E.A. Kratzman Vice President; President of Katonah Debt Advisors	2006	300,000	(8)	600,000	(8)	3,000	29,171	932,171

R. Jon Corless Chief Investment Officer	2006	166,026	(9)	200,000		1,500	20,697	388,223

John M. Stack Vice President; Managing Director of Katonah Debt Advisors	2006	189,183	(8)	175,000	(8)	—	29,171	393,354

(1)	The Company was organized in 2006 and, consequently, paid no compensation prior to 2006.
(2)	Represents actual cash salaries paid during 2006.
(3)	All bonuses earned were 2006 annual performance-based cash bonuses, except for a $150,000 signing bonus paid to Mr. Wirth to reimburse him, in part, for amounts forfeited upon termination of prior employment and a $150,000 bonus paid to Mr. Pearson as a specific performance reward for the Company’s initial public offering.
(4)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 of the grant date fair value of stock options granted in 2006 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). Grant date fair value is based on the Binary Option Pricing Model (American, call option) pricing model for use in valuing stock options. Assumptions used in the calculation of these amounts are shown in Note 9, Stock Options, to our audited consolidated financial statements included in our 2006 Annual Report on Form 10-K, filed with the SEC on March 29, 2007.
(5)	Represents amounts received pursuant to the Katonah Debt Advisors Money Purchase Pension Plan (the “Pension Plan”) and the Katonah Debt Advisors Employee Savings and Profit Sharing Plan (the “Profit Sharing Plan”). Under the Pension Plan, Messrs. Pearson, Kratzman, Corless and Stack received compensation of $24,771, $24,771, $17,376 and $24,771, respectively; and under the Profit Sharing Plan, these individuals received compensation of $4,400, $4,400, $3,321 and $4,400, respectively.
(6)	Mr. Pearson’s annual base salary is $300,000. The amount paid in 2006 was pro rated based on Mr. Pearson’s effective hire date of March 6, 2006.

(7)	Mr. Wirth’s annual base salary is $300,000. The amount paid in 2006 was pro rated based on Mr. Wirth effective hire date of November 6, 2006.
(8)	Mr. Kratzman and Mr. Stack receive their salary and bonus from Katonah Debt Advisors.
(9)	Mr. Corless’ annual base salary is $200,000. The amount paid in 2006 was pro rated based on Mr. Corless’ effective hire date of March 6, 2006.

Grants of Plan-Based Awards in Fiscal Year 2006

The following table shows information regarding grants of equity awards during the fiscal year ended December 31, 2006 held by the executive officers named in the Summary Compensation Table.

Name	Grant Date (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (1)	Grant Date Fair Value of Option Awards
Dayl W. Pearson	12/11/06	250,000	15.00	357,500
Michael I. Wirth	12/11/06	150,000	15.00	214,500
E.A. Kratzman	12/11/06	150,000	15.00	214,500
R. Jon Corless	12/11/06	100,000	15.00	143,000
John M. Stack	—	—	—	—

(1)	The options were granted and approved on the date of pricing of the Company’s initial public offering, and have an exercise price equal to the initial public offering price of the Company’s common stock.

The terms of compensation of each executive officer named in the Summary Compensation table are derived from employment agreements, as well as from annual performance reviews conducted by the Compensation Committee, in the case of Mr. Pearson, and by Mr. Pearson, in the case of the other executive officers named in the Summary Compensation Table. Annual base salary increases, annual stock option awards and cash bonuses, if any, for Mr. Pearson are determined by the Compensation Committee. Mr. Pearson recommends annual base salary increases, annual stock option awards and cash bonuses, if any, for the other executive officers named in the Summary Compensation Table, which are reviewed and approved by the Compensation Committee.

Employment Agreements

The Company has entered into employment agreements with Messrs. Pearson, Wirth, Corless and Kratzman. Each of Messrs. Pearson, Wirth and Corless receives his salary, bonus and benefits and received his initial grant of stock options pursuant to his employment agreement with the Company, and Mr. Kratzman received his initial grant of stock options pursuant to his employment agreement with the Company. Messrs. Kratzman and Stack receive their salary, bonus and benefits pursuant to employment agreements with Katonah Debt Advisors.

Employment Agreements with Dayl W. Pearson, Michael I. Wirth and R. Jon Corless

Each of the employment agreements with Messrs. Pearson, Wirth and Corless provides for a term ending on December 31, 2008, and automatic, successive one-year renewal terms beginning on January 1 of each successive year unless either party to the employment agreement provides at least 30 days prior written notice of its decision not to extend the term of the employment agreement. Under their respective employment agreements, Messrs. Pearson, Wirth and Corless are entitled to receive an annual base salary of $300,000, $300,000 and $200,000, respectively. Messrs. Pearson and Corless are currently eligible for annual performance-based cash bonuses of up to $450,000 and $250,000, respectively, and Mr. Wirth is currently eligible for an annual performance-based cash bonus of no less than $300,000. The employment agreements of Messrs. Pearson, Wirth and Corless grant them options to purchase 250,000, 150,000 and 100,000 shares of the Company’s common stock, respectively. These options vest in four equal annual installments. Each employment agreement also contains non-competition covenants and provisions governing termination, death and disability.

Employment Agreements with E.A. Kratzman and John M. Stack

Mr. Kratzman’s agreement with Katonah Debt Advisors provides for a term ending on December 31, 2009 and automatic, successive one-year renewal terms beginning on January 1 of each successive year unless previously terminated in writing by either party. Under the employment agreement, Mr. Kratzman is entitled to receive an annual salary of $300,000 and is eligible for an annual bonus from Katonah Debt Advisors of not less than $500,000 and not more than $1,000,000 based on achievement of the following performance objectives: increase in Katonah Debt Advisors’ assets under management and diversification of such assets; increase in revenue and income distributable by Katonah Debt Advisors to the Company; performance of fund assets managed by Katonah Debt Advisors, particularly with respect to credit quality; and development of Katonah Debt Advisors’ human resources. The agreement also contains non-competition covenants and provisions governing termination, death and disability.

Mr. Kratzman’s agreement with Kohlberg Capital provides for an indefinite term ending upon Mr. Kratzman’s resignation, death or removal with or without cause. The agreement grants Mr. Kratzman an option to purchase 150,000 shares of the Company’s common stock, which option vests in three equal annual installments. The agreement also contains provisions regarding non-competition covenants.

Mr. Stack’s agreement with Katonah Debt Advisors provides for an indefinite term ending upon Mr. Stack’s resignation, death or removal with or without cause. Under his employment agreement, Mr. Stack is entitled to receive an annual base salary of $175,000 and an annual performance-based bonus from Katonah Debt Advisors of up to $175,000. His employment agreement also contains non-competition covenants and provisions governing termination, death and disability.

Fiscal Year 2006 Equity Awards

All of the stock option awards disclosed in the Grants of Plan-Based Awards in Fiscal Year 2006 table were issued under the Plan and were granted with an exercise price of $15.00 per share, the initial public offering price of the Company’s common stock. Subject to the terms of the Plan and the agreements under which these options were granted, the options granted to Messrs. Pearson, Wirth and Corless vest in four equal annual installments beginning on December 11, 2006, and the options granted to Mr. Kratzman vest in three equal annual installments beginning on December 11, 2006. There are no additional criteria (performance-based or otherwise) that would have to be met as a condition to vesting.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table shows grants of stock options and grants of unvested stock awards outstanding on December 31, 2006, the last day of the Company’s fiscal year, to each of the executive officers named in the Summary Compensation Table.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Dayl W. Pearson	—	250,000	(1)	15.00	12/11/16
Michael I. Wirth	—	150,000	(1)	15.00	12/11/16
E.A. Kratzman	—	150,000	(2)	15.00	12/11/16
R. Jon Corless	—	100,000	(1)	15.00	12/11/16
John M. Stack	—	—		—	—

(1)	The options granted to Messrs. Pearson, Wirth and Corless vest in four equal annual installments beginning on December 11, 2007, the first anniversary date of the date of pricing of the Company’s initial public offering.
(2)	The option granted to Mr. Kratzman vests in three equal annual installments beginning on December 11, 2007, the first anniversary date of the date of pricing of the Company’s initial public offering.

Option Exercises and Stock Vested in Fiscal Year 2006

There were no exercises of stock options held by the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2006. In fiscal year 2006, the executive officers named in the Summary Compensation Table did not hold any shares of the Company’s stock that would be subject to vesting.

Pension Benefits

The Company does not have any qualified or non-qualified defined benefit plans or supplemental executive retirement plans.

Nonqualified Deferred Compensation

The Company does not have any defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change of Control

Termination of Employment and Change of Control Arrangements

Change of Control Arrangements in the Company’s 2006 Equity Incentive Plan

Under the Plan, in the event of a Covered Transaction (as defined below), all outstanding, unexercised options and other awards granted under the Plan will terminate and cease to be exercisable, and all other awards to the extent not fully vested (including awards subject to conditions not yet satisfied or determined) will be forfeited, provided that the Board may in its sole discretion on or prior to the effective date of the Covered Transaction take any (or any combination of) the following actions, as to some or all outstanding awards:

•	make any outstanding option exercisable in full;

•	remove any performance or other conditions or restrictions on any award;

•

in the event of a Covered Transaction under the terms of which holders of the shares of the Company will receive upon consummation thereof a payment for each such share surrendered in the Covered Transaction (whether cash, non-cash or a combination of the foregoing), make or provide for a payment (with respect to some or all of the awards) to the participant equal in the case of each affected award to the difference between (A) the fair market value of a share of common stock times the numbers of shares subject to such outstanding award (to the extent then exercisable at prices not in excess of the fair market value) and (B) the aggregate exercise price of all shares subject to such outstanding award, in each case on such payment terms (which need not be the same as the terms of payment to holders of shares) and other terms, and subject to such conditions, as the Board determines; and

•

with respect to an outstanding award held by a participant who, following the Covered Transaction, will be employed by or otherwise providing services to an entity which is a surviving or acquiring entity in the Covered Transaction or any affiliate of such an entity, at or prior to the effective time of the Covered Transaction, in its sole discretion and in lieu of the action described in the three preceding bullets, arrange to have such surviving or acquiring entity or affiliate assume any award held by such participant outstanding hereunder or grant a replacement award which, in the judgment of the Board is substantially equivalent to any award being replaced.

Under the Plan, a “Covered Transaction” is a (i) sale of shares of the Company’s common stock, consolidation, merger, or similar transaction or series of related transactions in which Kohlberg Capital is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding shares of common stock by a single person or entity or by a group of persons and/or entities acting in concert; (ii) a sale or transfer of all or substantially all of the Company’s assets; or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Board), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

Termination of Employment Provisions in the Company’s 2006 Equity Incentive Plan

Unless the Board expressly provides otherwise, immediately upon the cessation of employment or services of a participant in the Plan, all awards to the extent not already vested terminate and all awards requiring exercise cease to be exercisable and terminate, except that:

•	When a participant’s employment or services are ceased for Cause (as defined below), all options, vested and unvested, immediately terminate;

•

For vested options held by a participant immediately prior to his or her death, to the extent then exercisable, the options remain exercisable for the lesser of a period of 180 days following the participant’s death or the period ending on the latest date on which those options could have been exercised had there been no cessation of employment or services; and

•

In all other cases, all vested options held by the participant immediately prior to the cessation of his or her employment, to the extent then exercisable, remain exercisable for the lesser of a period of 90 days or the period ending on the latest date on which that option could have been exercised had there been no cessation of employment or services.

Under the Plan, “Cause” has the same meaning as provided in the employment agreement between the participant and the Company or its affiliate, provided that if the participant is not a party to any such agreement, “Cause” means (i) the participant’s chronic alcoholism or drug addiction; (ii) fraud, embezzlement, theft, dishonesty, or any deliberate misappropriation of any material amount of money or other assets or property of the Company or any of its affiliates by the participant; (iii) willful failure to perform, or gross negligence in the performance of, the participant’s duties and responsibilities to the Company and its affiliates; (iv) the participant’s material breach of any agreement between the participant and the Company or its affiliates, except where the breach is caused by incapacity or disability of the participant; (v) a charge, indictment or conviction of, or plea of nolo contendere by, the participant to a felony or other crime involving moral turpitude; (vi) the participant’s material breach of his fiduciary duties as an officer, trustee or director of the Company or any of its affiliates; (vii) the participant’s willful refusal or failure to carry out a lawful and reasonable written directive of the Board or its designee, which failure or refusal does not cease within 15 days after written notice of such failure is given to the participant by the Company; or (viii) the participant’s willful misconduct which has, or could be reasonably expected to have, a material adverse effect upon the business, interests or reputation of the Company or any of its affiliates.

The Board may provide in the case of any award for post-termination exercise provisions different from those set forth above, including, without limitation, terms allowing a later exercise by a former employee (or, in the case of a former employee who is deceased, the person or persons to whom the award is transferred by will or the laws of descent and distribution) as to all or any portion of the award not exercisable immediately prior to termination of employment or other service, but in no case may an award be exercised after the latest date on which it could have been exercised had there been no cessation of employment or services.

Termination of Employment Provisions in Employment Agreements

Each of the executive officers named in the Summary Compensation Table have an employment agreement pursuant to which the Company, in the case of Messrs. Pearson, Wirth and Corless, or Katonah Debt Advisors, in the case of Messrs. Kratzman and Stack, must make payments and provide certain benefits upon termination of employment. If any of the executive officers named in the Summary Compensation Table is terminated other than for cause (as defined below), such officer is entitled to the continued payment of his base salary and the employer portion of his health care premiums for the remainder of the term of his employment, in the case of Messrs. Pearson, Wirth, Corless or Kratzman, or for a period of not less than six months, in the case of Mr. Stack, plus (i) any accrued but unpaid base salary and bonus and (ii) payment for any accrued and unused vacation time. Notwithstanding the above, if the Company, in the case of Messrs. Pearson, Wirth or Corless, or Katonah Debt Advisors, in the case of Mr. Kratzman, waives the non-competition provisions in the applicable employment agreement at any point after six months from the date of termination, then the continued salary and benefits payments cease. All severance payments are conditioned on the execution of a signed release of claims in the form provided by the Company, in the case of Messrs. Pearson, Wirth and Corless, or by Katonah Debt Advisors, in the case of Messrs. Kratzman and Stack, and upon that release not being subsequently revoked.

In the event of death of any of the executive officers named in the Summary Compensation Table, any amounts owed to the decedent under the applicable employment agreement will be paid to the decedent’s estate or to his designated successor or assigns. In the event of a disability which renders the officer unable to continue to perform substantially all of his duties and responsibilities under his employment agreement, the officer is entitled to continued payment of his base salary and benefits for up to 12 weeks of disability during any period of 365 consecutive calendar days. If the officer is unable to return to work after 12 weeks of disability, the Company, in the case of Messrs. Pearson, Wirth or Corless, or Katonah Debt Advisors, in the case of Messrs. Kratzman or Stack, may terminate his employment.

For purposes of the employment agreements with the executive officers named in the Summary Compensation Table, “cause” means (i) a material failure to perform (other than by reason of disability), or material negligence in the performance of, duties and responsibilities to the Company or to any person or entities directly or indirectly controlling, controlled by or under common control with the Company, (ii) a material breach of the employment agreement or any other agreement with the Company or with any person or entities directly or indirectly controlling, controlled by or under common control with the Company or (iii) other conduct that could reasonably be anticipated to be harmful to the business, interests or reputation of the Company or of any person or entities directly or indirectly controlling, controlled by or under common control with the Company.

The following table sets forth estimated payment obligations to each of the executive officers named in the Summary Compensation table, assuming a termination on December 29, 2006, the last business day of fiscal year 2006.

The information below constitutes forward-looking statements for purposes of the Private Litigation

Securities Reform Act of 1995

Name	Termination by Company Without Cause ($)	Termination by Company For Cause ($)	Change of Control ($)	Voluntary Termination ($)	Disability ($)	Death ($)
Dayl W. Pearson
Severance Payment	650,000	—	—	—	—	—
Base Salary	—	—	—	—	69,231	—
Accrued and unpaid base salary	—	—	—	—	—	—
Accrued and unpaid bonus	—	—	350,000	—	—	350,000
Accrued and unused vacation time(1)	0 - 46,154	0 - 46,154	0 - 46,154	0 - 46,154	0 - 46,154	0 - 46,154
Insurance benefits(2)	16,601	—	—	—	3,831	—
TOTAL:	666,601 - 712,755	0 - 46,154	350,000 - 396,154	0 - 46,154	73,062 - 119,216	350,000 - 396,154

Michael I. Wirth
Severance Payment	600,000	—	—	—	—	—
Base Salary	—	—	—	—	69,231	—
Accrued and unpaid base salary	—	—	—	—	—	—
Accrued and unpaid bonus	—	—	150,000	—	—	150,000
Accrued and unused vacation time(1)	0 - 46,154	0 - 46,154	0 - 46,154	0 - 46,154	0 - 46,154	0 - 46,154
Insurance benefits(2)	16,601	—	—	—	3,831	—
TOTAL:	616,601 - 662,755	0 - 46,154	150,000 - 196,154	0 - 46,154	73,062 - 119,216	150,000 - 196,154

E.A. Kratzman
Severance Payment	900,000	—	—	—	—	—
Base Salary	—	—	—	—	69,231	—
Accrued and unpaid base salary	—	—	—	—	—	—
Accrued and unpaid bonus	—	—	600,000	—	—	600,000
Accrued and unused vacation time(1)	0 - 46,154	0 - 46,154	0 - 46,154	0 - 46,154	0 - 46,154	0 - 46,154
Insurance benefits(2)	16,601	—	—	—	3,831	—
TOTAL:	916,601 - 962,755	0 - 46,154	600,000 - 646,154	0 - 46,154	73,062 - 119,216	600,000 - 646,154

R. Jon Corless
Severance Payment	450,000	—	—	—	—	—
Base Salary	—	—	—	—	46,154	—
Accrued and unpaid base salary	—	—	—	—	—	—
Accrued and unpaid bonus	—	—	200,000	—	—	200,000
Accrued and unused vacation time(1)	0 – 30,769	0 – 30,769	0 – 30,769	0 – 30,769	0 – 30,769	0 – 30,769
Insurance benefits(2)	16,601	—	—	—	3,831	—
TOTAL:	466,601 - 497,370	0 - 30,769	200,000 - 230,769	0 - 30,769	49,985 - 80,754	200,000 - 230,769

John M. Stack
Severance Payment	275,000	—	—	—	—	—
Base Salary	—	—	—	—	46,154	—
Accrued and unpaid base salary	—	—	—	—	—	—
Accrued and unpaid bonus	—	—	175,000	—	—	175,000
Accrued and unused vacation time(1)	0 – 30,769	0 – 30,769	0 – 30,769	0 – 30,769	0 – 30,769	0 – 30,769
Insurance benefits(2)	13,397	—	—	—	3,092	—
TOTAL:	288,397 - 319,166	0 - 30,769	175,000 - 205,769	0 - 30,769	49,246 - 80,015	175,000 - 205,769

(1)	Accrued and unused vacation time is a range of minimum and maximum amounts payable, depending on the amount of vacation time used at the time of termination.
(2)	Insurance benefits are based on the December 2006 monthly payment for health and dental coverage.

Director Compensation in Fiscal Year 2006

The following table sets forth a summary of the compensation earned by the Company’s directors in 2006:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Independent Directors
Gary Cademartori	1,500	—	1,500
C. Michael Jacobi	1,500	—	1,500
Albert G. Pastino	1,500	—	1,500
C. Turney Stevens	1,500	—	1,500

Non-Independent Directors (2)
Christopher Lacovara	—	7,212	3,709
James A. Kohlberg	—	144	75
Samuel P. Frieder	—	144	75

(1)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 of the grant date fair value of stock options granted in 2006 in accordance with SFAS 123R. Grant date fair value is based on the Binary Option Pricing Model (American, call option) pricing model for use in valuing stock options. Assumptions used in the calculation of these amounts are shown in Note 9, Stock Options, to our audited consolidated financial statements included in our 2006 Annual Report on Form 10-K, filed with the SEC on March 29, 2007. At December 31, 2006, Messrs. Lacovara, Kohlberg and Frieder had the following aggregate option awards outstanding: 250,000; 5,000; and 5,000, respectively.
(2)	Messrs. Lacovara, Kohlberg and Frieder are not Independent Directors because they are officers of the Company.

Director Compensation Policy

As compensation for serving on the Board, each of the Independent Directors receives an annual fee of $25,000 and an additional $1,500 per meeting attended. Employee directors and non-independent directors do not receive compensation for serving on the Board. Independent Directors who serve on Board committees receive cash compensation in addition to the compensation they receive for service on the Board. The chairperson of the Company’s Audit Committee receives an additional $10,000 per year, the chairperson of each other committee of the Board receives an additional $5,000 per year and all committee members receive an additional $500 for each committee meeting they attend. In addition, the Company reimburses its directors for their reasonable out-of-pocket expenses incurred in attending meetings of the Board.

The Company has applied for exemptive relief from the SEC to permit the Company to grant options to purchase its common stock and restricted stock awards to the Independent Directors as a portion of their compensation for service on the Board.

Employee Benefit Plans

2006 Equity Incentive Plan

The Plan was approved by the Board of Managers of Kohlberg Capital, LLC on November 27, 2006 and by the members of Kohlberg Capital, LLC on December 11, 2006, prior to the conversion of Kohlberg Capital, LLC into Kohlberg Capital Corporation. Under this plan, the Company may grant options to acquire shares and, to the extent permitted by exemptive or other relief that may be granted by the SEC or its staff, other share-based awards, including without limitation restricted shares and options to acquire restricted shares. There are 1,500,000 shares of common stock currently reserved for issuance under the Plan. As of April 20, 2007, no options had been exercised, 1,325,000 shares were subject to outstanding options under the Plan and 175,000 shares were available for future grant under the Plan. The Company has applied for exemptive relief from the SEC to permit the Company to grant restricted stock awards to its employees.

In accordance with the terms of the Plan, the Board has authorized the Compensation Committee to administer the Plan; however, the full Board retains authority to make grants. In accordance with the provisions of the Plan, the Compensation Committee will determine the terms of options and other awards, including:

•	the determination of which employees and directors will be granted options and other awards;

•	the number of shares subject to options and other awards;

•

the exercise price of each option, which may not be less than fair market value (or, if no fair market value exists at the time of issuance, the current net asset value) of the shares subject to the award on the date of grant;

•	the schedule upon which options become exercisable;

•	the termination or cancellation provisions applicable to options;

•	the terms and conditions of other awards, including conditions for repurchase, termination or cancellation, issue price and repurchase price; and

•	all other terms and conditions upon which each award may be granted in accordance with the Plan.

No participant may receive awards for over 1,000,000 shares of common stock in any fiscal year.

In addition, the Board or any committee to which the Board delegates authority may, with the consent of any adversely affected Plan participants and to the extent permitted by law, reprice or otherwise amend outstanding awards consistent with the terms of the Plan. No share may be repriced other than in accordance with the 1940 Act and the applicable shareholder approval requirements of the Nasdaq Global Market.

Upon the occurrence of a Covered Transaction, the Board may take any one or more of the actions described above under “Executive Compensation— Potential Payments Upon Termination or Change of Control—Termination of Employment and Change of Control Arrangements—Change of Control Arrangements in the Company’s 2006 Equity Incentive Plan.”

Equity Compensation Plan Information

The following table summarizes certain information regarding the Company’s 2006 Equity Incentive Plan as of December 31, 2006:

Plan Category	(a) Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders (1)	910,000	$15.00	590,000
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	910,000	$15.00	590,000

(1)	The Company’s 2006 Equity Incentive Plan.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS

No person is deemed to control Kohlberg Capital, as such term is defined in the 1940 Act.

The following table sets forth, as of March 1, 2007, information with respect to the beneficial ownership of the Company's common stock by:

•	each person known to the Company to beneficially own more than 5% of the outstanding shares of the Company's common stock;

•	each of the Company's directors and each named executive officer; and

•	all of the Company's directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 1, 2007 are deemed to be outstanding and beneficially owned by the person holding such options or warrants. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 17,946,333 shares of common stock outstanding at March 1, 2007.

Unless otherwise indicated, to Kohlberg Capital's knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder, except to the extent authority is shared by spouses under applicable law, and maintains an address of c/o Kohlberg Capital Corporation, 295 Madison Avenue, 6th Floor, New York, New York 10017.

Name and Address	Number of Shares	Percentage of Class	Dollar Range of Equity Securities
Principal Stockholders:
T. Rowe Price Associates, Inc. (1) 100 E. Pratt Street, Baltimore, Maryland 21202	1,535,500	8.6%
Directors and Executive Officers:
C. Michael Jacobi	7,000	*	> $100,000
Albert G. Pastino	2,000	*	$ 10,001-$ 50,000
C. Turney Stevens	1,500	*	$ 10,001-$ 50,000
Gary Cademartori	1,500	*	$ 10,001-$ 50,000
James A. Kohlberg (2)(4)	2,017,164	11.2%	> $100,000
Christopher Lacovara (3)(4)	462,134	2.6%	> $100,000
Samuel P. Frieder (3)(4)	462,134	2.6%	> $100,000
E.A. Kratzman (4)	94,272	*	> $100,000
Michael I. Wirth (4)(5)	2,100	*	$ 10,001-$ 50,000
Dayl W. Pearson (4)(6)	1,100	*	$ 10,001-$ 50,000
R. Jon Corless (4)	—	—	—
John M. Stack (4)	2,000	*	$ 10,001-$ 50,000
Directors and Executive Officers as a Group (12 persons)	3,052,904	17.0%	> $100,000

*	Less than 1%.
(1)	The information regarding T. Rowe Price Associates, Inc. is based solely on information included in the Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 13, 2007. T. Rowe Price Associates, Inc. indicated that it has sole dispositive power as to 1,535,500 shares of the Company's common stock and has sole voting power as to 980,700 of those shares.
(2)	Includes 1,258,000 shares of common stock held by the KKAT Entities as follows: 300,000 shares of common stock held by KKAT Acquisition Company III, LLC, 210,000 shares of common stock held by KKAT Acquisition Company IV, LLC, 221,333 shares of common stock held by KKAT Acquisition Company V, LLC, 300,000 shares of common stock held by KKAT Acquisition Company VII, LLC and 226,667 shares of common stock held by KKAT Acquisition Company VIII, LLC, as to which Mr. Kohlberg has both voting and dispositive power. Mr. Kohlberg disclaims beneficial ownership of the shares held by KKAT Acquisition Company III, LLC, KKAT Acquisition Company IV, LLC, KKAT Acquisition Company V, LLC, KKAT Acquisition Company VII, LLC and KKAT Acquisition Company VIII, LLC (collectively, the “KKAT Entities”), except to the extent of his pecuniary interest therein. Excludes shares of the Company's common stock owned by KAT Associates, LLC. Mr. Kohlberg is a beneficiary under certain trusts that are members of KAT Associates, LLC and, as such, may have a pecuniary interest in a portion of such shares.
(3)	Excludes shares of common stock held by the KKAT Entities. Messrs. Lacovara and Frieder are members of the KKAT Entities and therefore may have a pecuniary interest in certain of the shares held by the KKAT Entities. Messrs. Lacovara and Frieder disclaim beneficial ownership of the shares held by the KKAT Entities except to the extent of their respective pecuniary interests therein.
(4)	Excludes the following shares of common stock issuable upon the exercise of unvested options granted under the Plan: 250,000, 250,000, 150,000, 150,000, 100,000, 50,000, 5,000 and 5,000 shares issuable to Messrs. Lacovara, Pearson, Kratzman, Wirth, Corless, Stack, Kohlberg and Frieder, respectively.
(5)	Includes 200 shares of common stock held by Mr. Wirth, as custodian for his son and daughter under the Uniform Gifts to Minors Act (the “UGMA”).
(6)	Includes 100 shares of common stock held by Mr. Pearson, as custodian, for his daughter under the UGMA, for which Mr. Pearson disclaims beneficial ownership. Excludes 100 shares of common stock held by Mr. Pearson’s son, for which Mr. Pearson disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of Kohlberg Capital’s common stock to file initial reports of ownership and reports of changes in ownership of Kohlberg Capital’s common stock with the SEC and the Nasdaq Global Market. The Company assists its directors and executive officers in completing and filing those reports. Kohlberg Capital is required to disclose in its proxy statement any failure to file these reports by the required due dates. The Company believes that all filing requirements applicable to its directors and executive officers and shareholders who own more than 10% of its common stock were complied with during the last completed fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2006, none of the Company’s executive officers served on the board of directors of any entities that had one or more executive officers serve on the Compensation Committee of Kohlberg Capital’s Board. No current or past executive officers or employees of the Company or its subsidiaries serve on the Compensation Committee of Kohlberg Capital’s Board. During 2006, the following directors served on the Compensation Committee of the Company's Board: Gary Cademartori (Chair) and C. Turney Stevens.

TRANSACTIONS WITH RELATED PERSONS

Kohlberg Capital has procedures in place for the review, approval and monitoring of transactions involving the Company and certain persons related to the Company. As a business development company, the Company is prohibited under the 1940 Act from participating in certain transactions with certain of its affiliates without the prior approval of the Independent Directors and, in some cases, the SEC. The affiliates with which the Company may be prohibited from transacting include its officers, directors, and employees and any person controlling or under common control with the Company.

In the ordinary course of business, Kohlberg Capital enters into transactions with portfolio companies that may be considered related party transactions. The Company has implemented certain procedures to ensure it does not engage in any transactions with affiliates that are prohibited under the 1940 Act. To the extent a transaction with an affiliate would be prohibited under the 1940 Act, the Company will seek Board approval or exemptive relief before engaging in the transaction.

In addition, the Company adopted and maintains a code of ethics pursuant to Rule 17j-1 under the 1940 Act that establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to the code may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Company, so long as such investments are made in accordance with the code’s requirements and applicable law. A copy of the code of ethics is available on the Corporate Governance section of the Company’s website at www.kohlbergcap.com.

Certain Acquisitions and Agreements Entered into Prior to the Company's Initial Public Offering

In connection with the Company’s December 2006 initial public offering, the Company engaged in certain transactions with related parties that are discussed below. In particular, pursuant to agreements entered into effective August 17, 2006 between the Company, James A. Kohlberg (one of the Company's directors) and certain entities affiliated with Kohlberg & Co., the Company completed the following acquisitions prior to the Company's initial public offering in December of 2006:

•

Acquisition of 100% of the outstanding equity of Katonah Debt Advisors. The Company issued an aggregate of 2,226,333 common units to James A. Kohlberg and an entity affiliated with Kohlberg & Co. to acquire 100% of the outstanding limited liability company interests of Katonah Debt Advisors. These common units converted into shares of the Company's common stock upon the Company's conversion to a Delaware corporation. On the date of the Company's initial public offering, these shares of the Company's common stock had a value of approximately $33 million, based on the Company's initial public offering price of $15.00 per share. Prior to the completion of the Company's initial public offering, James A. Kohlberg and the entity affiliated with Kohlberg & Co. transferred certain of these common units to certain employees and officers of Kohlberg & Co. and Katonah Debt Advisors.

•

Acquisition of certain subordinated securities issued by collateralized debt obligation funds managed by Katonah Debt Advisors and two other asset managers. The Company issued an aggregate of 1,258,000 common units to affiliates of Kohlberg & Co. to acquire subordinated debt and preferred stock securities issued by collateralized debt obligation funds (Katonah III, Ltd., Katonah IV, Ltd., Katonah V, Ltd., Katonah VII CLO, Ltd. and Katonah VIII CLO, Ltd.) managed by Katonah Debt Advisors and two other asset managers (the “CDO Fund Securities”). These common units converted into shares of the Company's common stock upon the Company's conversion to a Delaware corporation. On the date of the Company's initial public offering, these shares of the Company's common stock had a value of approximately $19 million based on the Company's initial public offering price of $15.00 per share.

Katonah Debt Advisors entered into an Assignment and Assumption Agreement with Katonah Capital pursuant to which it has assumed all of Katonah Capital’s rights and obligations under the lease agreement for the Company's principal headquarters at 295 Madison Avenue, 6th Floor, New York, New York 10017. The Company has entered into an Overhead Allocation Agreement with Katonah Debt Advisors which provides for the sharing of the expenses under the lease agreement. In connection with this assignment and assumption of the lease, the Company issued a letter of credit to the lessor to replace a letter of credit previously issued by Kohlberg & Co. under the original lease.

As these transactions were entered into prior to the completion of the Company’s initial public offering and before the establishment of the Audit Committee, none of these transactions was approved pursuant to the related party procedures described above.

ITEM 2:	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee and the Independent Directors have selected Deloitte & Touche LLP as the independent registered public accountant of the Company for the current fiscal year. Management expects that representatives of Deloitte & Touche LLP will be present at the Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Deloitte & Touche LLP has served as the Company’s independent registered public accountant since August 2006, and for fiscal year 2006 billed to the Company the aggregate fees set out in the table below.

Audit Fees (1)	$90,000
Audit-Related Fees (2)	130,000
Tax Fees (3)	12,000
All Other Fees	—
Aggregate Non-Audit Fees (4)	$142,000

Total Fees	$232,000

(1)	Audit fees represent fees and expenses for the annual audit, including the audit of the Company’s annual financial statements, comfort letters and consents related to stock issuances.
(2)	Audit-related fees represent services in conjunction with the Company’s initial public offering and registration statement. The engagement of Deloitte & Touche LLP to perform these services was made prior to the formation of the Audit Committee.
(3)	Tax fees represent services in conjunction with preparation of the Company’s tax return.
(4)	Aggregate non-audit fees comprise audit-related fees, tax fees and all other fees.

The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The policy requires that the Audit Committee pre-approve the audit and non-audit services performed by the firm in order to assure that the provision of such service does not impair the firm’s independence. No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement under Rule 2-01(c)(7)(i)(C) of Regulation S-X during the fiscal year ended December 31, 2006.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE &

TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF THE COMPANY FOR

THE CURRENT YEAR.

OTHER MATTERS

Attending the Meeting

The Meeting will take place at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York 10036.

Shareholder Proposals Pursuant to Rule 14a-8

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the 2008 Annual Meeting of Shareholders, a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act must be received by the Company no later than December 29, 2007 and must comply with the requirements of Rule 14a-8. Written requests for inclusion should be addressed to: Kohlberg Capital Corporation, 295 Madison Avenue, 6th Floor, New York, New York 10017, Attention: Secretary. It is suggested that you mail your proposal by certified mail, return receipt requested.

Shareholder Proposals other than Pursuant to Rule 14a-8

Under the Company’s bylaws, any shareholder of Kohlberg Capital may nominate candidates for election to the Board and bring any other matter before an annual meeting (other than the matters to be included in the Company’s proxy statement following the procedures described above) if the shareholder (i) is a shareholder of record on the date of the giving of the notice, as provided below, (ii) is a shareholder of record on the record date for the determination of shareholders entitled to vote at such meeting and (iii) complies with the notice procedures set forth below.

In addition to any other applicable requirements, for a nomination or other proposal to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Company.

To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company (a) in the case of an annual meeting, not less than ninety (90) days prior to the date of the anniversary of the previous year’s annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days prior to or delayed by more than sixty (60) days after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the later of the close of business ninety (90) days prior to such annual meeting or the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made and (b) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, a shareholder’s notice to the Secretary relating to election of directors must set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residential address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (b) as to the shareholder giving the notice (i) the name and record address of such shareholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such shareholder, (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

To be in proper written form, a shareholder’s notice to the Secretary relating to any other matter must set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such shareholder, (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (v) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The deadline for receipt of timely notice of shareholder proposals for submission to the 2008 Annual Meeting of Shareholders is March 10, 2008. Unless such notice is received by Kohlberg Capital at its corporate headquarters, Attention Corporate Secretary, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

Communications to the Board

Shareholders may communicate with the Board or one or more directors by sending a letter addressed to the Board or to any one or more directors, c/o Corporate Secretary, Kohlberg Capital Corporation, 295 Madison Avenue, 6th Floor, New York, New York 10017, in an envelope clearly marked “Shareholder Communication.” The Corporate Secretary’s office will forward such correspondence unopened to one or more members of the Board, unless the envelope specifies that it should be delivered to a specific director.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Kohlberg Capital Corporation, Investor Relations, 295 Madison Avenue, 6th Floor, New York, New York 10017, or calling Investor Relations at (212) 455-8300.

Annual Report

A copy of the Company’s 2006 annual report, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, is provided to shareholders concurrently with this proxy statement. The annual report does not constitute a part of the proxy solicitation materials.

General Information

Management knows of no other business which may be properly brought before the Meeting. However, if any other matters shall properly come before the Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment on such matters.

It is important that Proxies be returned promptly. Therefore, whether or not you expect to attend the meeting in person, you are urged to fill in, sign and return the Proxy in the enclosed stamped, self-addressed envelope or to vote electronically or by telephone as described on page 1 of this proxy statement.

By order of the Board.

Michael I. Wirth
Secretary

1

KOHLBERG CAPITAL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR THE ANNUAL MEETING

June 8, 2007 – 10:00 a.m. ET

The undersigned hereby constitutes and appoints Dayl W. Pearson and Michael I. Wirth, and each of them, their true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the 2007 Annual Meeting of Shareholders of Kohlberg Capital Corporation to be held at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York 10036 on Friday, June 8, 2007 and at any adjournments thereof on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you either sign and return this card or vote electronically.

(Continued and to be signed on the reverse side)

COMMENTS:

14475

ANNUAL MEETING OF SHAREHOLDERS OF

KOHLBERG CAPITAL CORPORATION

June 8, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

20230000000000001000 9	060807

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES AND “FOR” RATIFICATION OF THE SELECTION

OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE CURRENT YEAR.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR

BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors				2. Ratification of the selection of Deloitte & Touche LLP as the independent registered public accountant of the Company for the current year.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: m Gary Cademartori m C. Turney Stevens
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
☐	FOR ALL EXCEPT (See instructions below)			I hereby revoke all proxies heretofore given by me to vote at said meeting or any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accountant of the Company for the current year.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next o each nominee you wish to withhold, as shown here:				TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

				Please check here if you plan to attend this meeting.			☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

KOHLBERG CAPITAL CORPORATION

June 8, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
- OR -	ACCOUNT NUMBER
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

ê  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ê

20230000000000001000 9	060807

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES AND “FOR” RATIFICATION OF THE SELECTION

OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE CURRENT YEAR.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR

BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors				2. Ratification of the selection of Deloitte & Touche LLP as the independent registered public accountant of the Company for the current year.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: m Gary Cademartori m C. Turney Stevens
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
☐	FOR ALL EXCEPT (See instructions below)			I hereby revoke all proxies heretofore given by me to vote at said meeting or any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accountant of the Company for the current year.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next o each nominee you wish to withhold, as shown here:				TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

				Please check here if you plan to attend this meeting.			☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.